UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2012

IGNITE RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35549	94-3421359
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9900 Westpark Drive, Suite 300, Houston, Texas	77063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 366-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 29, 2012 (the “Closing Date”), Ignite Restaurant Group, Inc. (“we,” “us,” “our” or “the Company”) entered into a new $100 million five-year senior secured revolving credit facility (the “Revolving Credit Facility”), which includes a letter of credit sub-facility of up to $10 million and a swing line sub-facility of up to $15 million, with financial institutions party to the credit agreement related to the Revolving Credit Facility (the “Credit Agreement”), as lenders, KeyBank National Association, as joint lead arranger, joint book runner and administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint book runner and Bank of America, N.A., as syndication agent. The material terms of the Revolving Credit Facility are as set forth below.

Prior to entering into the Revolving Credit Facility, we had $74.5 million of term loan debt outstanding under the Prior Credit Facility (as defined below). We used $45.0 million of borrowings under the Revolving Credit Facility and $29.5 million cash on hand to repay the Prior Credit Facility and expect to use the Revolving Credit Facility for working capital, permitted acquisitions and other general corporate purposes going forward.

During the term of the Revolving Credit Facility, we and our lenders have the ability to increase the amount of the Revolving Credit Facility by an aggregate amount not to exceed $75 million (up to a total of $175 million in the aggregate), provided that no event of default has occurred and is continuing.

The initial interest rate for borrowings under the Revolving Credit Facility will be at the London Interbank Offered Rate (“LIBOR”) plus a margin of 2.00%, or the Base Rate (as defined in the Credit Agreement) plus a margin of 1.00%, as we may elect.  Thereafter, the applicable margins are subject to adjustment based on our Maximum Leverage Ratio (as defined below), as determined on a quarterly basis, with the margins ranging from 1.25% to 2.25% on LIBOR based loans, and from 0.25% to 1.25% on Base Rate based loans.  In addition, we are required to pay commitment fees on the unused portion of the Revolving Credit Facility, and swing line loans will not constitute usage.  The commitment fee rate is initially 0.30% per annum, and is also subject to adjustment thereafter based on our Maximum Leverage Ratio (as defined below), with the rates ranging from 0.20% to 0.30%.  The Revolving Credit Facility will mature and all amounts outstanding thereunder will be due and payable on the fifth anniversary of the Closing Date.

The Revolving Credit Facility contains customary covenants regarding, among other matters, the maintenance of insurance, the preservation and maintenance of our corporate existence, material compliance with laws and the payment of taxes and other material obligations.  The Revolving Credit Facility also contains financial covenants including a leverage ratio (“Maximum Leverage Ratio”) of rent adjusted debt to EBITDAR (earnings before interest, taxes, depreciation and amortization expense and rent expense, plus certain additional addbacks more particularly specified in the Credit Agreement), and a minimum fixed charge coverage ratio, as described in the Credit Agreement (the “Minimum Fixed Charge Coverage Ratio”). These ratios are computed at the end of each fiscal quarter for the most recent 12-month period. The Revolving Credit Facility allows for a Maximum Leverage Ratio of 4.75x and a Minimum Fixed Charge Coverage Ratio of 1.50x. Furthermore, the Revolving Credit Facility contains covenants which, among other things, limit our ability, and that of our subsidiaries (subject to certain exceptions), to:

•                  incur additional indebtedness;

•                  create liens on our or their assets;

•                  make certain investments, guarantees or loans;

•                  merge, consolidate or otherwise dispose of assets other than in the ordinary course of business;

•                  make acquisitions;

•                  pay dividends or make other restricted payments;

•                  enter into sale-leaseback transactions; and

•                  enter into transactions with our or their affiliates.

The Revolving Credit Facility includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform or the violation of any covenant or agreement, inaccurate or false representations or warranties, a default on other material indebtedness, insolvency or bankruptcy, a change of control and the occurrence of certain ERISA events and other judgments against the Company.

The Revolving Credit Facility is guaranteed by each of our subsidiaries and secured by a perfected first priority security interest in substantially all of our and such subsidiaries’ present and future assets and a perfected first priority lien on the capital stock or other equity interests of our direct and indirect subsidiaries.

The foregoing description of the Revolving Credit Facility is a general description and is qualified in its entirety by reference to the Credit Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2012.

Item 1.02.  Termination of a Material Definitive Agreement.

On October 29, 2012, in connection with the Company’s entry into the Revolving Credit Facility described in Item 1.01 hereof, we repaid and terminated our $145 million credit agreement dated March 24, 2011, as amended, which initially consisted of (i) a $120 million term loan ($42.5 million of which was prepaid in connection with our initial public offering in May 2012) and (ii) a $25 million revolving credit facility, with General Electric Capital Corporation and a syndicate of financial institutions (the “Prior Credit Facility”). We had $74.5 million of term loan debt outstanding under the Prior Credit Facility before repayment. The Prior Credit Facility would have expired on March 24, 2016.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet   Arrangement of a Registrant.

The information set forth in Item 1.01 related to the Revolving Credit Facility is incorporated into this Item 2.03 by reference.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 31, 2012

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Jeffrey L. Rager
Jeffrey L. Rager
Senior Vice President and Chief Financial Officer